Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JANUARY 19, 2010

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION’S MULTI-COUNTERPARTY SECURED
NATURAL GAS AND OIL HEDGING FACILITY NAMED AS A DEAL OF THE YEAR

OKLAHOMA CITY, OKLAHOMA, JANUARY 19, 2010 – Chesapeake Energy Corporation’s (NYSE:CHK) multi-counterparty secured natural gas and oil hedging facility was named as a Deal of the Year by Energy Risk, an Incisive Media publication.  Energy Risk's annual Deals of the Year feature highlights 10 key deals which it believes have helped to advance and shape the energy markets.

Completed in June 2009, this unique facility enables Chesapeake to enter into financially settled natural gas and oil hedge contracts with 13 counterparties that share the same non-cash collateral pool and trade under similar terms.  The facility provides Chesapeake more than $10 billion of mark-to-market-based hedging capacity, or approximately 400,000 contracts, representing nearly four years of the company’s anticipated production.  The facility replaced Chesapeake’s six previous bilateral secured natural gas and oil hedging agreements and approximately doubled the company’s hedging capacity.  Chesapeake’s contracts are secured primarily by its proved reserves while the hedging counterparties’ obligations are secured by cash or short-term Treasury instruments.

Energy Risk stated, “The facility structure sets a new precedent for optimizing the collateral and credit framework of commodity hedging by allowing clients to implement hedging decisions faster while minimizing administrative costs.  Uniformity of terms makes it much easier to trade with a larger number of counterparties, thus ensuring competitive pricing and execution, and the flexibility to quickly allocate reserve collateral, which reduces the waste of underused collateral.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are honored to be awarded Deal of the Year and appreciate the commitments of Barclays Capital and our 12 other trading partners.  The new facility is groundbreaking and provides CHK with an exceptionally valuable tool for mitigating price-related risk in our business and managing counterparty credit risk.  I am very proud of the innovative facility and the hard work that Marc Rowland, our CFO, Jennifer Grigsby, our Treasurer, and their staffs contributed to the success of the facility.  I also appreciate the participation of our 13 partners in the facility.”

Barclays Capital led the development and structuring of the facility and Chesapeake was advised by Dean Street Capital Advisors.

Chesapeake Energy Corporation is the second-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.